EXHIBIT 10.1

Agreement and Plan of Reorganization between BankFirst Corporation and BB&T Corporation, dated as of August 22, 2000
================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN
                              BANKFIRST CORPORATION
                                       and
                                BB&T CORPORATION

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I DEFINITIONS........................................................  1

ARTICLE II THE MERGER........................................................  5
  2.1  Merger................................................................  5
  2.2  Filing; Plan of Merger................................................  5
  2.3  Effective Time........................................................  6
  2.4  Closing...............................................................  6
  2.5  Effect of Merger......................................................  6
  2.6  Further Assurances....................................................  6
  2.7  Merger Consideration..................................................  6
  2.8  Conversion of Shares; Payment of Merger Consideration.................  7
  2.9  Conversion of Stock Options...........................................  8
  2.10 Merger of Subsidiaries................................................  9
  2.11 Anti-Dilution.........................................................  9
  2.12 Dissenting Shares.....................................................  9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BANKFIRST...................... 10
  3.1  Capital Structure..................................................... 10
  3.2  Organization, Standing and Authority.................................. 10
  3.3  Ownership of Subsidiaries............................................. 10
  3.4  Organization, Standing and Authority of the Subsidiaries.............. 11
  3.5  Authorized and Effective Agreement.................................... 11
  3.6  Securities Filings; Financial Statements; Statements True............. 11
  3.7  Minute Books.......................................................... 12
  3.8  Adverse Change........................................................ 12
  3.9  Absence of Undisclosed Liabilities.................................... 12
  3.10 Properties............................................................ 12
  3.11 Environmental Matters................................................. 12
  3.12 Loans; Allowance for Loan Losses...................................... 13
  3.13 Tax Matters........................................................... 13
  3.14 Employees; Compensation; Benefit Plans................................ 14
  3.15 Certain Contracts..................................................... 17
  3.16 Legal Proceedings; Regulatory Approvals............................... 17
  3.17 Compliance with Laws; Filings......................................... 18
  3.18 Brokers and Finders................................................... 18
  3.19 Repurchase Agreements; Derivatives.................................... 18
  3.20 Deposit Accounts...................................................... 18
  3.21 Related Party Transactions............................................ 19
  3.22 Certain Information................................................... 19
  3.23 Tax and Regulatory Matters............................................ 19
  3.24 State Anti-Takeover Laws.............................................. 19
  3.25 Labor Relations....................................................... 19
  3.26 No Right to Dissent................................................... 19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BB&T............................ 20
  4.1  Capital Structure of BB&T............................................. 20
  4.2  Organization, Standing and Authority of BB&T.......................... 20
  4.3  Authorized and Effective Agreement.................................... 20
  4.4  Organization, Standing and Authority of BB&T Subsidiaries............. 21
  4.5  Securities Documents; Statements True................................. 21


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  4.6  Certain Information................................................... 21
  4.7  Tax and Regulatory Matters............................................ 21
  4.8  Share Ownership....................................................... 21
  4.9  Legal Proceedings; Regulatory Approvals............................... 21
  4.10 Adverse Change........................................................ 21

ARTICLE V COVENANTS.......................................................... 22
  5.1  BankFirst Shareholder Meeting......................................... 22
  5.2  Registration Statement; Proxy Statement/Prospectus.................... 22
  5.3  Plan of Merger; Reservation of Shares................................. 22
  5.4  Additional Acts....................................................... 23
  5.5  Best Efforts.......................................................... 23
  5.6  Certain Accounting Matters............................................ 23
  5.7  Access to Information................................................. 23
  5.8  Press Releases........................................................ 24
  5.9  Forebearances of BankFirst............................................ 24
  5.10 Employment Agreements................................................. 26
  5.11 Affiliates............................................................ 26
  5.12 Section 401(k) Plan; Other Employee Benefits.......................... 26
  5.13 Directors and Officers Protection..................................... 27
  5.14 Forbearances of BB&T.................................................. 28
  5.15 Reports............................................................... 28
  5.16 Exchange Listing...................................................... 28
  5.17 Advisory Boards....................................................... 28
  5.18 Board of Directors of Branch Banking and Trust Company................ 29

ARTICLE VI CONDITIONS PRECEDENT.............................................. 29
  6.1   Conditions Precedent--BB&T and BankFirst............................. 29
  6.2  Conditions Precedent--BankFirst....................................... 29
  6.3  Conditions Precedent--BB&T............................................ 30

ARTICLE VII TERMINATION, WAIVER AND AMENDMENT................................ 31
  7.1  Termination........................................................... 31
  7.2  Effect of Termination................................................. 31
  7.3  Survival of Representations, Warranties and Covenants................. 32
  7.4  Waiver................................................................ 32
  7.5  Amendment or Supplement............................................... 32

ARTICLE VIII MISCELLANEOUS................................................... 32
  8.1  Expenses.............................................................. 32
  8.2  Entire Agreement...................................................... 32
  8.3  No Assignment......................................................... 33
  8.4  Notices............................................................... 33
  8.5  Specific Performance.................................................. 34
  8.6  Captions.............................................................. 34
  8.7  Counterparts.......................................................... 34
  8.8  Governing Law......................................................... 34
  8.9  Severability.......................................................... 34

ANNEXES

      Annex A Articles of Merger
      Annex B Employment Agreement with Fred R. Lawson (omitted)
      Annex C Employment Agreement with R. Stephen Hagood (omitted)
      Annex D Employment Agreements with five additional employees (omitted)


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

                      AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of August 22, 2000 is among BANKFIRST CORPORATION ("BankFirst"), a Tennessee corporation having its principal office at Knoxville, Tennessee, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                R E C I T A L S:

   The parties desire that BankFirst shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, BankFirst is concurrently granting to BB&T an option to acquire, under certain circumstances, 2,199,000 shares of the common stock, par value $2.50 per share, of BankFirst.

   NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

   1.1 Definitions

   When used herein, the capitalized terms set forth below shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in
  Section 55-11-05 of the NCBCA, and with the office of the Secretary of State of Tennessee, as provided in Section 48-21-107 of the TBCA.

     "Bank Holding Company Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "BankFirst Common Stock" shall mean the shares of voting common stock, par value $2.50 per share, of BankFirst. The BankFirst Common Stock has no Rights attached, except as provided in Section 3.1.

     "BankFirst Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "BankFirst Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than the date of execution of this Agreement by BankFirst to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

     "BankFirst Preferred Stock" shall mean the shares of nonvoting, noncumulative, convertible 5% Preferred Stock, $5.00 par value of BankFirst, convertible into 3.0875 shares of BankFirst Common Stock for each share of BankFirst Preferred Stock.


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

     "BankFirst Subsidiaries" shall mean BankFirst, BankFirst Trust Company, First National Bank and Trust Company of Athens, Curtis Mortgage Company, Eastern Life Insurance Company, and Friendly Finance Company, Inc., all of which are incorporated under the laws of the State of Tennessee, and any and all other Subsidiaries of BankFirst as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of BankFirst after the date hereof and held as a Subsidiary by BankFirst at the Effective Time.

     "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

     "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an option to purchase shares of BankFirst Common Stock, which shall be executed immediately following execution of this Agreement.

     "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

     "Benefit Plan Determination Date" shall mean, with respect to any employee pension or welfare benefit plan or program maintained by BankFirst at the Effective Time, the date determined by BB&T with respect to each such plan or program which shall be not later than January 1 following the close of the calendar year in which the last of the BankFirst Subsidiaries which is a bank or other savings institution is merged into BB&T or one of the BB&T Subsidiaries.

     "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

     "CERCLA" shall mean the Comprehensive Environmental Response
  Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

     "Disclosed" shall mean disclosed in the BankFirst Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

     "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

     "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.


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     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheets (including related notes and schedules, if any) of BB&T as of December 31, 1999, 1998, and 1997, and the related consolidated statements of income and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 1998, and 1997, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1999, and (b) with respect to BankFirst, (i) the consolidated balance sheets (including related notes and schedules, if any) of BankFirst as of December 31, 1999, 1998 and 1997, and the related consolidated statements of income and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 1998 and 1997 as filed by BankFirst in Securities Documents and (ii) the consolidated balance sheets of BankFirst (including related notes and schedules, if any) and the related consolidated statements of income and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BankFirst with respect to periods ended subsequent to December 31, 1999.

     "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

     "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
  (iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" shall mean, as used with respect to a Person (including references to such Person being aware of a particular matter), the personal knowledge after due inquiry of the chief executive officer, chief financial officer, chief human resources officer, chief operating officer and chief credit officer of such Person.

     "Material Adverse Effect" on BB&T or BankFirst, as applicable, shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or BankFirst and the BankFirst Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or BankFirst to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or BankFirst taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger.

     "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.


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

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or governmental body.

     "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of BankFirst to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

     "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

     "Stock Option" shall mean, collectively, any option granted under the Stock Option Plans, outstanding and unexercised on the date hereof to acquire shares of BankFirst Common Stock, aggregating 1,024,100 shares.

     "Stock Option Plans" shall mean BankFirst's Incentive Stock Option Plan dated October 11, 1995.

     "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

     "TBCA" shall mean the Tennessee Business Corporation Act, as amended.

     "TILA" shall mean the federal Truth in Lending Act, as amended.


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

   1.2 Terms Defined Elsewhere

   The capitalized terms set forth below are defined in the following sections:

      Agreement                 Introduction
      BankFirst                 Introduction
      BB&T                      Introduction
      BB&T Option Plan          Section 2.9(a)
      Closing                   Section 2.4
      Closing Date              Section 2.4
      Closing Value             Section 2.7(c)
      Common Exchange Ratio     Section 2.7(a)
      Constituent Corporations  Section 2.1
      Effective Time            Section 2.3
      Employer Entity           Section 5.12(a)
      Merger                    Recitals
      Merger Consideration      Section 2.7(a)
      PBGC                      Section 3.14(b)(iv)
      Plan                      Section 3.14(b)(i)
      Plan of Merger            Recitals
      Preferred Exchange Ratio  Section 2.7(a)
      Surviving Corporation     Section 2.1(a)
      Transferred Employee      Section 5.12(a)

                                   ARTICLE II
                                   THE MERGER

   2.1 Merger

   BB&T and BankFirst are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA and the TBCA. At the Effective Time:

     (a) BankFirst shall be merged into BB&T in accordance with the applicable provisions of the NCBCA and the TBCA, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

     (b) The separate existence of BankFirst shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

     (c) The Articles of Incorporation of BB&T at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

     (d) The Bylaws of BB&T at the Effective Time shall become the Bylaws of the Surviving Corporation.

   2.2 Filing; Plan of Merger

   The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding at least a majority of the shares of the BankFirst Common Stock and of the shares of the BankFirst Preferred Stock, each voting as a separate class. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina and the Secretary of State of Tennessee as provided in Section 55-11-05 of the NCBCA and


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

Section 48-21-107 of the TBCA, respectively. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of BankFirst shall constitute adoption and approval of the Plan of Merger.

   2.3 Effective Time

   The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

   2.4 Closing

   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

   2.5 Effect of Merger

   From and after the Effective Time, the separate existence of BankFirst shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

   2.6 Further Assurances

   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

   2.7 Merger Consideration

     (a) As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest ten thousandth of a share) to be exchanged for each share of BankFirst Common Stock and for each share of BankFirst Preferred Stock issued and outstanding as of the Effective Time, and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a BankFirst shareholder as provided in Section 2.7(b).


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   The portion of a share of BB&T Common Stock to be issued for each issued and outstanding share of BankFirst Common Stock (the "Common Exchange Ratio") shall be .4554. The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of BankFirst Preferred Stock (the "Preferred Exchange Ratio") shall equal 1.4060.

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the average 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported on NYSEnet.com.

   2.8 Conversion of Shares; Payment of Merger Consideration

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of BankFirst or the holders of record of BankFirst Common Stock or BankFirst Preferred Stock, each share of BankFirst Common Stock and each share of BankFirst Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of BankFirst Common Stock or BankFirst Preferred Stock (as provided in subsection
  (d) below), the Merger Consideration.

     (b) Each share of BB&T Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of BankFirst Common Stock or BankFirst Preferred Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends (with respect to BankFirst Common Stock) or accrued and unpaid dividends (with respect to BankFirst Preferred Stock). No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of BankFirst Common Stock or BankFirst Preferred Stock. With respect to any certificate for BankFirst Common Stock or BankFirst Preferred Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, BankFirst's transfer books shall be closed and no transfer of the shares of BankFirst Common Stock or BankFirst Preferred Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each BankFirst shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of BankFirst Common Stock or BankFirst Preferred Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of
  Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration and any declared and unpaid dividends (with respect to BankFirst Common Stock) or accrued and unpaid dividends (with respect to BankFirst Preferred Stock).

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by BankFirst in respect of shares of BankFirst Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, subject to compliance by BankFirst with Section 5.9(b). At the time of the Closing and incident thereto, BankFirst shall pay a per share dividend in respect of shares of BankFirst Preferred Stock equal to the product of $.0625 times a fraction, the numerator of which is the number of days following the payment date of the BankFirst Preferred Stock dividend preceding the Closing Date and the denominator of which is 91. Such payment shall constitute the sole right of the holders of the BankFirst Preferred Stock


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  to a dividend with respect to such BankFirst Preferred Stock. To the extent permitted by law, former shareholders of record of BankFirst shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of BankFirst Common Stock or BankFirst Preferred Stock are converted, regardless of whether such holders have exchanged their certificates representing BankFirst Common Stock or BankFirst Preferred Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing BankFirst Common Stock or BankFirst Preferred Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of BankFirst Common Stock or BankFirst Preferred Stock represented by such certificate.

   2.9 Conversion of Stock Options

     (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plans, except that from and after the Effective Time
  (i) BB&T and its Compensation Committee shall be substituted for BankFirst and the Committee of BankFirst's Board of Directors administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of BankFirst Common Stock subject to such Stock Option immediately prior to the Effective Time by the Common Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Common Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the agreement manifesting each Stock Option and the Stock Option Plans governing each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Commission Rule 16b-3 shall be approved in accordance with the provisions of Commission Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and BankFirst agree to take all necessary steps to effectuate the foregoing provisions of this
  Section 2.9. BB&T has reserved and shall continue to reserve adequate shares duly registered with the Commission, of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent BankFirst shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S- 8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plans assumed pursuant to this Section 2.9 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. BankFirst hereby represents that the Stock Option Plans in their current forms comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

     (c) Eligibility to receive stock option grants following the Effective Time with respect to BB&T Common Stock shall be determined by BB&T in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

   2.10 Merger of Subsidiaries

   In the event that BB&T shall request, BankFirst shall take such actions, and shall cause the BankFirst Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the BankFirst Subsidiaries with and into, in each case, one of the BB&T Subsidiaries.

   2.11 Anti-Dilution

   In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Exchange Ratio and the Preferred Exchange Ratio shall be proportionately adjusted.

   2.12 Dissenting Shares.

   Any holder of shares of BankFirst Preferred Stock who shall have properly exercised rights to dissent with respect to the Merger and to demand payment of the "fair value" of the shareholder's shares (the "Dissenting Shares") in accordance with Sections 48-23-101 et seq. of the TBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as provided to a dissenting shareholder under Sections 48-23-101 et seq. of the TCBA and shall have no rights to receive the Merger Consideration under Sections 2.7 and 2.8; provided, however, that (i) nothing contained herein shall limit such Dissenting Shareholder's rights to the payment of all accrued and unpaid dividends as of the Effective Time; and (ii) if a Dissenting Shareholder shall withdraw (in accordance with the TCBA) the demand for such appraisal, shall fail to perfect such demand as required under Section 48-23-202 of the TBCA or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificates representing the Dissenting Shares, the Merger Consideration provided for in Section 2.7 and accrued and unpaid dividends as provided in Section 2.8(c) and Section 2.8(e).

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF BANKFIRST

   Except as Disclosed, BankFirst represents and warrants to BB&T as follows (the representations and warranties herein of BankFirst are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under such applicable standard):

   3.1 Capital Structure

   The authorized capital stock of BankFirst consists of 30,000,000 shares of BankFirst Common Stock and 1,000,000 shares of BankFirst Preferred Stock. BankFirst has 11,050,669 shares of BankFirst Common Stock issued and outstanding and 181,050 shares of BankFirst Preferred Stock issued and outstanding. No other classes of capital stock of BankFirst, common or preferred, are authorized, issued or outstanding. All outstanding shares of BankFirst capital stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of BankFirst Common Stock reserved in connection with the Stock Option Plans, (ii) 2,199,000 shares of BankFirst Common Stock reserved in connection with the BB&T Option Agreement, and (iii) 558,992 shares of BankFirst Common Stock reserved in connection with conversion of the BankFirst Preferred Stock. BankFirst has granted options to acquire 1,024,100 shares of BankFirst Common Stock under the Stock Option Plans, which options remain outstanding as of the date hereof. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any BankFirst shareholder to own, to vote or to dispose of, the capital stock of BankFirst. Holders of BankFirst Common Stock do not have preemptive rights.

   3.2 Organization, Standing and Authority

   BankFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. BankFirst is not required to be qualified to do business in any other state of the United States or foreign jurisdiction. BankFirst is registered as a bank holding company under the Bank Holding Company Act.

   3.3 Ownership of Subsidiaries

   Section 3.3 of the BankFirst Disclosure Memorandum lists all of the BankFirst Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by BankFirst (directly or indirectly), the percentage ownership interest so owned by BankFirst and its business activities. The outstanding shares of capital stock or other equity interests of the BankFirst Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by BankFirst free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the BankFirst Subsidiaries, and there are no agreements, understandings or commitments relating to the right of BankFirst to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the BankFirst Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the BankFirst Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the BankFirst Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by BankFirst.

   3.4 Organization, Standing and Authority of the Subsidiaries

   Each BankFirst Subsidiary which is a depository institution is a federally chartered or Tennessee chartered bank with its deposits insured by the FDIC. Each of the BankFirst Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the BankFirst Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business and in good standing in each jurisdiction Disclosed with respect to it. No BankFirst Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been Disclosed.

   3.5 Authorized and Effective Agreement

     (a) BankFirst has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the BankFirst shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Articles of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the BankFirst shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of BankFirst, and each is enforceable against BankFirst in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

     (b) Neither the execution and delivery of this Agreement, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by BankFirst with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Charter or bylaws of BankFirst or any BankFirst Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BankFirst or any BankFirst Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BankFirst or any BankFirst Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BankFirst of the Merger and the other transactions contemplated in this Agreement.

   3.6 Securities Filings; Financial Statements; Statements True

     (a) BankFirst has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1996. BankFirst has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by BankFirst with the Commission after December 31, 1996 and prior to the date hereof, which are all of the Securities Documents that BankFirst was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Financial Statements of BankFirst fairly present or will fairly present, as the case may be, the consolidated financial position of BankFirst and the BankFirst Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

     (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BankFirst or any BankFirst Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   3.7 Minute Books

   The minute books of BankFirst and each of the BankFirst Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

   3.8 Adverse Change

   Since June 30, 2000, BankFirst and the BankFirst Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent BankFirst Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of BankFirst or any of the BankFirst Subsidiaries.

   3.9 Absence of Undisclosed Liabilities

   All liabilities (including contingent liabilities) of BankFirst and the BankFirst Subsidiaries are disclosed in the most recent Financial Statements of BankFirst or are normally recurring business obligations incurred in the ordinary course of its business since the date of BankFirst's most recent Financial Statements.

   3.10 Properties

     (a) BankFirst and the BankFirst Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected on the consolidated balance sheet included in the Financial Statements of BankFirst as of December 31, 1999 or acquired after such date, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

     (b) All leases and licenses pursuant to which BankFirst or any BankFirst Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms.

   3.11 Environmental Matters

     (a) BankFirst and the BankFirst Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither BankFirst nor any BankFirst Subsidiary has received any communication alleging that BankFirst or the BankFirst Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

    (b) There are no pending Environmental Claims, neither BankFirst nor any BankFirst Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) BankFirst or any BankFirst Subsidiary, (ii) any person or entity whose liability for any Environmental Claim BankFirst or any BankFirst Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by BankFirst or any BankFirst Subsidiary, or any real or personal property which BankFirst or any BankFirst Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which BankFirst or any BankFirst Subsidiary holds a security interest securing a loan recorded on the books of BankFirst or any BankFirst Subsidiary. Neither BankFirst nor any BankFirst Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

     (c) BankFirst and the BankFirst Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by BankFirst relating to all real and personal property owned or leased by BankFirst or any BankFirst Subsidiary and all real and personal property of which BankFirst or any BankFirst Subsidiary has or is judged to have managed or supervised or participated in the management of.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against BankFirst or any BankFirst Subsidiary or against any person or entity whose liability for any Environmental Claim BankFirst or any BankFirst Subsidiary has or may have retained or assumed, either contractually or by operation of law.

   3.12 Loans; Allowance for Loan Losses

     (a) All of the loans on the books of BankFirst and the BankFirst Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor BankFirst's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

     (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of BankFirst are, in the reasonable judgment of BankFirst's management, adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

   3.13 Tax Matters

     (a) BankFirst and the BankFirst Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up (in accordance with GAAP) an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up (in accordance with GAAP) an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither BankFirst nor any BankFirst Subsidiary has any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. BankFirst and the BankFirst Subsidiaries have paid, or where payment is not required to have been made have set up (in accordance with GAAP) an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by BankFirst and the BankFirst Subsidiaries are complete and accurate. Neither BankFirst nor any BankFirst Subsidiary is delinquent in the payment of any tax, assessment or other governmental charge. No deficiencies for any tax, assessment or other governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against BankFirst or any BankFirst Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to BankFirst or any BankFirst Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

     (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

     (d) Neither BankFirst nor any of the BankFirst Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was BankFirst or a BankFirst subsidiary) or has any liability for taxes of any person (other than BankFirst and the BankFirst Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

     (e) Each of BankFirst and the BankFirst Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

     (f) Neither BankFirst nor any of the BankFirst Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

   3.14 Employees; Compensation; Benefit Plans

     (a) Compensation. BankFirst has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of BankFirst and of each BankFirst Subsidiary and each other person (in each case other than as an employee) to whom BankFirst or any BankFirst Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

     (b) Employee Benefit Plans.

       (i) BankFirst has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by BankFirst or any BankFirst Subsidiary, to which BankFirst or any BankFirst Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which BankFirst or any BankFirst Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a material personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

       (ii) Neither BankFirst nor any BankFirst Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

       (iii) None of the Plans obligates BankFirst or any BankFirst Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

       (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of BankFirst or any BankFirst Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither BankFirst nor any BankFirst Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject BankFirst or any BankFirst Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

       (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the form of such Plan and its related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

       (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which BankFirst or any BankFirst Subsidiary is a member or was a member during such five-year period.

       (vii) As of December 31, 1999, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined on an ongoing basis in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

       (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither BankFirst nor, to the Knowledge of BankFirst, any BankFirst Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject BankFirst or any BankFirst Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

       (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

       (x) BankFirst and each BankFirst Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

       (xi) Neither BankFirst nor any BankFirst Subsidiary has a liability as of December 31, 1999 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of BankFirst as of December 31, 1999 or otherwise Disclosed.

       (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) BankFirst's or any BankFirst Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9.

       (xiii) With respect to each Plan, BankFirst has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

       (xiv) Each of the Plans as applied to BankFirst and any BankFirst Subsidiary may be amended or terminated at any time by action of BankFirst's Board of Directors, or such BankFirst's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of BankFirst or a BankFirst Subsidiary thereunder).

   3.15 Certain Contracts

     (a) Neither BankFirst nor any BankFirst Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by BankFirst or any BankFirst Subsidiary or the guarantee by BankFirst or any BankFirst Subsidiary of any such obligation, which cannot be terminated within less than 60 days after the Closing Date by BankFirst or any BankFirst Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 60 days after the Closing Date by BankFirst or any BankFirst Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving BankFirst of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any Stock Option Plans, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

     (b) Neither BankFirst nor any BankFirst Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

   3.16 Legal Proceedings; Regulatory Approvals

   There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of BankFirst, threatened against BankFirst or any BankFirst Subsidiary or against any asset, interest, Plan or right of BankFirst or any BankFirst Subsidiary, or, to the Knowledge of BankFirst, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the Knowledge of BankFirst, threatened against any present or former director or officer of BankFirst or any BankFirst Subsidiary that would reasonably be expected to give rise to a claim against BankFirst or any BankFirst Subsidiary for indemnification. There are no actual or, to the Knowledge of BankFirst, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the Knowledge of BankFirst, no fact or condition relating to BankFirst or any BankFirst Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BankFirst or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

   3.17 Compliance with Laws; Filings

   Each of BankFirst and each BankFirst Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither BankFirst nor any BankFirst Subsidiary has received written notification that has not lapsed, been withdrawn or abandoned from any agency or department of federal, state or local government, or otherwise has Knowledge that such a written notification is pending, (i) asserting a violation or possible violation of any such statute or regulation,
(ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither BankFirst nor any BankFirst Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1996, BankFirst and each of the BankFirst Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the Commission, FDIC, Federal Reserve Board and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

   3.18 Brokers and Finders

   Neither BankFirst nor any BankFirst Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for an obligation to Gerrish & McCreary, P.C., the nature and extent of which has been Disclosed.

   3.19 Repurchase Agreements; Derivatives

     (a) With respect to all agreements currently outstanding pursuant to which BankFirst or any BankFirst Subsidiary has purchased securities subject to an agreement to resell, BankFirst or the BankFirst Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which BankFirst or any BankFirst Subsidiary has sold securities subject to an agreement to repurchase, neither BankFirst nor the BankFirst Subsidiary has pledged collateral in excess of the amount of the debt secured thereby. Neither BankFirst nor any BankFirst Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

     (b) Neither BankFirst nor any BankFirst Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

   3.20 Deposit Accounts

   The deposit accounts of the BankFirst Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the BankFirst Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

   3.21 Related Party Transactions

   BankFirst has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which BankFirst or any BankFirst Subsidiary is a party with any director, executive officer or 5% shareholder of BankFirst or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to BankFirst than could be obtained from unrelated parties.

   3.22 Certain Information

   When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of BankFirst to vote on the Agreement and the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by BankFirst, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

   3.23 Tax and Regulatory Matters

   Neither BankFirst nor any BankFirst Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or (ii) impede or delay receipt of any consents of regulatory authorities referred to in
Section 5.4(b) or result in failure of the condition in Section 6.3(b).

   3.24 State Anti-Takeover Laws

   BankFirst and each BankFirst Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such law shall be activated or applied as a result of such transactions. Neither the Charter nor the Bylaws of BankFirst, nor any other document of BankFirst or to which BankFirst is a party, contains a provision that requires more than a majority of the shares of BankFirst Common Stock entitled to vote, more than a majority of the shares of BankFirst Preferred Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security, to approve the Merger or any other transactions contemplated in this Agreement.

   3.25 Labor Relations

   Neither BankFirst nor any BankFirst Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is BankFirst or any BankFirst Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving BankFirst or any BankFirst Subsidiary, pending or threatened, or to the Knowledge of BankFirst, is there any activity involving any employees of BankFirst or any BankFirst Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

   3.26 No Right to Dissent

   Except with respect to holders of shares of BankFirst Preferred Stock under Sections 48-23-101 et. seq. of the TBCA, nothing in the Charter or the Bylaws of BankFirst or any BankFirst Subsidiary provides or would provide to any person, including without limitation the holders of BankFirst Common Stock, upon execution of this Agreement or the Plan of Merger and consummation of the transactions contemplated hereby and thereby, rights of dissent and appraisal of any kind.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BB&T

   BB&T represents and warrants to BankFirst as follows (the representations and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit BankFirst to refuse to consummate the Merger under such applicable standard):

   4.1 Capital Structure of BB&T

   The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 500,000,000 shares of BB&T Common Stock of which 356,760,711 shares were issued and outstanding as of June 30, 2000. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

   4.2 Organization, Standing and Authority of BB&T

   BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a financial holding company under the Bank Holding Company Act.

   4.3 Authorized and Effective Agreement

     (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

     (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

   4.4 Organization, Standing and Authority of BB&T Subsidiaries

   Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

   4.5 Securities Documents; Statements True

   BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1996. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to BankFirst contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   4.6 Certain Information

   When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of BankFirst to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

   4.7 Tax and Regulatory Matters

   Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in
Section 5.4(b) or result in failure of the condition in Section 6.3(b); provided, that nothing that nothing contained herein shall limit the ability of BB&T to exercise its rights under the BB&T Option Agreement,

   4.8 Share Ownership

   As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of BankFirst Common Stock.

   4.9 Legal Proceedings; Regulatory Approvals

   There are no actual or, to the Knowledge of BB&T, threatened actions, suits or proceedings instituted against BB&T or any BB&T Subsidiary, which present a claim to restrain or prohibit the transactions contemplated herein. To the Knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BB&T or BankFirst from obtaining all of the federal and state regulatory approvals contemplated herein.

   4.10 Adverse Change.

   Since June 30, 2000, there has not been any adverse change or any event involving a prospective adverse change in the financial condition, results of operations or stockholders' equity of BB&T or any of the BB&T Subsidiaries.

                                   ARTICLE V
                                   COVENANTS

   5.1 BankFirst Shareholder Meeting

   BankFirst shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as reasonably practicable following the date of effectiveness of the Registration Statement, and by approving and authorizing the execution of this Agreement, the Board of Directors of BankFirst agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of BankFirst, recommend that BankFirst's shareholders vote for such approval; provided, that the Board of Directors of BankFirst may withdraw, modify or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to BankFirst's shareholders after consideration of written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation could reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of BankFirst. Notwithstanding any other provisions hereof, by his signature to this Agreement each member of the Board of Directors of BankFirst hereby agrees that he will vote all issued and outstanding shares of voting capital stock of BankFirst over which he has voting rights in favor of the Plan of Merger, and will otherwise support approval of the Plan of Merger by shareholders of BankFirst, and that he will not, prior to the record date for any vote on the Plan of Merger, convey or otherwise dispose of the right to vote any such shares.

   5.2 Registration Statement; Proxy Statement/Prospectus

   As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. BankFirst will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and BankFirst shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the BankFirst shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. BankFirst shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the TBCA and the rules and regulations of the NYSE.

   5.3 Plan of Merger; Reservation of Shares

   At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T acknowledges that it (i) has adopted the Plan of Merger and (ii) will pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

   5.4 Additional Acts

     (a) BankFirst agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

     (b) As promptly as practicable after the date hereof, BB&T and BankFirst shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. BankFirst and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

   5.5 Best Efforts

   Each of BB&T and BankFirst shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and
5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor BankFirst shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

   5.6 Certain Accounting Matters

   BankFirst shall cooperate with BB&T concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and
(ii) BankFirst's lending, investment or asset/liability management policies; provided, that any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of BankFirst contained in this Agreement; provided, however, that BankFirst shall not be required to alter, amend, modify or change any such policies or practices until the earlier of (i) such time as BB&T acknowledges to BankFirst or its legal counsel that all conditions to its obligation to consummate the Merger have been waived or satisfied (other than the delivery of certificates, opinions and other instruments and documents to be delivered at Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be a condition to BB&T's obligation to consummate the Merger) or (ii) immediately prior to the Effective Time.

   5.7 Access to Information

   BankFirst and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, BankFirst shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of BankFirst and the BankFirst Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section
7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

   5.8 Press Releases

   BB&T and BankFirst shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

   5.9 Forebearances of BankFirst

   Except with the prior written consent of BB&T, between the date hereof and the Effective Time, BankFirst shall not, and shall cause each of the BankFirst Subsidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.0625 per share payable with respect to BankFirst Preferred Stock, payable on record dates consistent with past practices; provided that for the period commencing with the payment date of the last dividend paid preceding the Closing Date and ending with the Closing Date, the dividend payable shall be as provided in Section 2.8(e);

     (c) issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plans with respect to the options outstanding on the date hereof, pursuant to the BB&T Option Agreement, or pursuant to any conversion of shares of BankFirst Preferred Stock in accordance with the terms and conditions of such Preferred Stock;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization other than pursuant to the Stock Option Plans or Plans in existence on the date hereof, in the ordinary course of business consistent with past practices; provided, however, that in no event shall Rights to purchase more than 100,000 shares of the capital stock of BankFirst (subject to adjustment as may be necessary for organic changes, if any) be granted between the date hereof and the Effective Time;

     (e) amend its Charter or Bylaws;

     (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any BankFirst Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (g) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

     (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof;

     (j) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

     (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, BankFirst or any BankFirst Subsidiary or any business combination with BankFirst or any BankFirst Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of BankFirst or any BankFirst Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (k) shall not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if, as a result of such offer, BankFirst is advised in writing by legal counsel that in its opinion the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of BankFirst's Board of Directors to the BankFirst shareholders;

     (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by BankFirst or a BankFirst Subsidiary or guarantee by BankFirst or a BankFirst Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

     (m) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, BankFirst shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

     (n) change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by changes in law or regulation;

     (o) with the exception of the capital expenditures which are reasonably necessary to be incurred in connection with the three branch offices under construction on the date hereof, incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000, for any one expenditure, or $100,000, in the aggregate;

     (p) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

     (q) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or
  (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

     (r) dispose of any material assets other than in the ordinary course of business; or

     (s) agree to do any of the foregoing.

   5.10 Employment Agreements

   BB&T (or its specified BB&T Subsidiary) agrees to enter into employment agreements with Fred R. Lawson, substantially in the form of Annex B hereto, with R. Stephen Hagood substantially in the form of Annex C hereto, and with Jerry L. French, C. David Allen, David M. Butler, Michael L. Bryson and L.Allen Rathbone substantially in the form of Annex D hereto.

   5.11 Affiliates

   BankFirst shall use its best efforts to cause all persons who are Affiliates of BankFirst to deliver to BB&T promptly following execution of this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.

   5.12 Section 401(k) Plan; Other Employee Benefits

     (a) Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of BankFirst, BB&T shall cause such plan to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, or to be frozen or to be terminated, in each case as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals. Each employee of BankFirst at the Effective Time (i) who is a participant in the 401(k) plan of BankFirst, (ii) who becomes an employee immediately following the Effective Time of BB&T or of any subsidiary of BB&T ("Employer Entity"), and (iii) who continues in the employment of an Employer Entity until the Benefit Plan Determination Date, shall be eligible to participate in BB&T's 401(k) plan as of the Benefit Plan Determination Date. Any other former employee of BankFirst who is employed by an Employer Entity on or after the Benefit Plan Determination Date shall be eligible to be a participant in the BB&T 401(k) plan upon complying with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. Until the Benefit Plan Determination Date, BB&T shall continue in effect for the benefit of participating employees the Section 401(k) plan of BankFirst. For purposes of administering BB&T's 401(k) plan, service with BankFirst and the BankFirst Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes, but not for purposes of benefit accrual. Each employee of BankFirst or a BankFirst Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of an Employer Entity is referred to herein as a "Transferred Employee".

     (b) Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date with respect to each such plan or program, conditional upon the Transferred Employee's being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. BB&T's plans shall recognize and give credit under such BB&T plans to each Transferred Employee for any payments made by such Transferred Employee of deductible amounts and for payments made by such Transferred Employee applicable to out-of-pocket maximum obligations under the BankFirst Plans. With respect to health care coverages, participation in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any welfare benefit plan or program of BankFirst which the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such BankFirst plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this
  Section 5.12(b), service with BankFirst shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise provided in (c) below).

     (c) Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed hereunder by BB&T, neither BB&T nor any Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with BankFirst or a BankFirst Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

     (d) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation agreements that BankFirst and the BankFirst Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.12, the employee benefit plans of BankFirst shall, in the sole discretion of BB&T, be frozen, terminated or merged into comparable plans of BB&T, effective as BB&T shall determine in its sole discretion.

   5.13 Directors and Officers Protection

   BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of BankFirst for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in BankFirst's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on BankFirst's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify all individuals who are or have been officers, directors or employees of BankFirst or any BankFirst Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Charter or Bylaws of BankFirst on the date hereof and is permitted under the NCBCA to the fullest lawful extent.

   5.14 Forbearances of BB&T

   Except with the prior written consent of BankFirst, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; (iv) exercise the BB&T Option Agreement other than in accordance with its terms, or dispose of the shares of BankFirst Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted by the terms thereof; or (v) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

   5.15 Reports

   Each of BankFirst and BB&T shall file (and shall cause the BankFirst Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or BankFirst, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

   5.16 Exchange Listing

   BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of BankFirst Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

   5.17 Advisory Boards

   As of the Effective Time, BB&T shall offer to the members of the Board of Directors of BankFirst a seat on the BB&T Advisory Board for the BB&T Community Bank region based in Knoxville, Tennessee. For two years following the Effective Time, the Advisory Board members appointed pursuant to this Section 5.17 and who continue to serve shall receive, as compensation for service on the Advisory Board, Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of BankFirst in effect on August 1, 2000. Following such two-year period, Advisory Board Members, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard schedule of fees for service thereon as in effect from time to time. For two years after the Effective Time, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). Membership of any person on any Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with BB&T for two years following the Effective Time or, if longer, the period that he or she is a member of the Advisory Board.

   5.18 Board of Directors of Branch Banking and Trust Company

   As of the Effective Time, Branch Banking and Trust Company, a North Carolina banking corporation, shall elect James L. Clayton to its Board of Directors, to serve until its next annual meeting (subject to the right of removal for cause) and thereafter so long as he is elected and qualifies. Any member of such Board of Directors who is not an employee of BB&T or any of its Affiliates shall be entitled to receive fees for service on the Board in accordance with BB&T's policies as in effect from time to time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

   6.1 Conditions Precedent--BB&T and BankFirst

   The respective obligations of BB&T and BankFirst to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of BankFirst of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no "stop order" or like proceedings shall be pending or to the Knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received all regulatory consents and approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, BankFirst or any of the BankFirst Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement (provided, however, that the parties shall use their commercially reasonable efforts to have any such court or agency order, decree or injunction vacated, reversed or removed); and

     (e) BankFirst and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to BankFirst and BB&T, to the effect that the Merger will constitute a reorganization under Section 368 of the Code and that the shareholders of BankFirst will not recognize any gain or loss to the extent that such shareholders exchange shares of BankFirst Common Stock or BankFirst Preferred Stock for shares of BB&T Common Stock.

   6.2 Conditions Precedent--BankFirst

   The obligations of BankFirst to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BankFirst pursuant to Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BankFirst. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as relates to qualification) shall be true and correct (except for inaccuracies which are de minimus). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T.

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

     (c) BB&T shall have delivered to BankFirst a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (d) BankFirst shall have received opinions of counsel to BB&T in the form reasonably acceptable to BankFirst's legal counsel.

     (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   6.3 Conditions Precedent--BB&T

   The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

     (a) All representations and warranties of BankFirst shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of BankFirst set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis). There shall not exist inaccuracies in the representations and warranties of BankFirst set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on BankFirst and the BankFirst Subsidiaries taken as a whole.

     (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

     (c) BankFirst shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

     (d) BankFirst shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to BankFirst, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BankFirst or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (e) BB&T shall have received opinions of counsel to BankFirst in the form reasonably acceptable to BB&T's legal counsel.

     (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 to the extent necessary, in the reasonable judgment of BB&T, to promote compliance with Rule 145 promulgated by the Commission.

     (g) BB&T shall have received Employment Agreements substantially in the form of Annex B executed by Fred R. Lawson and of Annex C executed by R. Stephen Hagood.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

   7.1 Termination

   This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of BankFirst and Section 6.3(a) in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

     (e) At any time, by either party hereto in writing, if the shareholders of BankFirst do not approve the Agreement and the Plan of Merger.

     (f) At any time following March 31, 2001 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (g) At any time, by either party hereto in writing, if an order, decree or injunction is imposed by a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement, after commercially reasonable steps have been taken by the parties hereto to have such order, decree or injunction vacated, reversed or removed but such order, decree or injunction is not successfully vacated, reversed or removed and becomes non-appealable and final.

   7.2 Effect of Termination

   In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.

   7.3 Survival of Representations, Warranties and Covenants

   All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.13 and 5.17); provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or BankFirst (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or BankFirst, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and BankFirst of the transactions contemplated herein.

   7.4 Waiver

   Except with respect to any required regulatory approval or other condition required by law, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the BankFirst shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the BankFirst shareholders of this Agreement and the Plan of Merger, shall reduce either the Common Exchange Ratio, the Preferred Exchange Ratio or the payment terms for fractional interests.

   7.5 Amendment or Supplement

   This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and BankFirst, subject to the proviso to Section 7.4.

                                  ARTICLE VIII
                                  MISCELLANEOUS

   8.1 Expenses

   Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by BankFirst.

   8.2 Entire Agreement

   This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of BankFirst to enforce rights in Sections 5.13 and 5.17.

   8.3 No Assignment

   Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

   8.4 Notices

   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

   If to BankFirst:

     BankFirst Corporation
     625 Market Street
     Knoxville, Tennessee 37902
     Attn: Fred R. Lawson
     Telephone: 865-595-1100
     Fax: 865-595-1199

   With a required copy to:

     Wilson S. Ritchie
     Suite 1710, Plaza Tower
     800 S. Gay Street
     Knoxville, Tennessee
     Telephone: 865-524-5353
     Fax: 865-974-9615

   If to BB&T:

     Scott E. Reed
     150 South Stratford Road
     4th Floor
     Winston-Salem, North Carolina 27104
     Telephone: 336-733-3088
     Fax: 336-733-2296

   With a required copy to:

     William A. Davis, II
     Womble Carlyle Sandridge & Rice, PLLC
     200 West Second Street
     Winston-Salem, North Carolina 27102
     Telephone: 336-721-3624
     Fax: 336-733-8364

   Any party may by notice change the address to which notice or other communications to it are to be delivered.

   8.5 Specific Performance

   BankFirst acknowledges that the BankFirst Common Stock and the BankFirst business and assets are unique, and that if BankFirst fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if BankFirst shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

   8.6 Captions

   The captions and section and descriptive headings contained in this Agreement are for reference only and are not part of this Agreement.

   8.7 Counterparts

   This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same agreement.

   8.8 Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

   8.9 Severability

   If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  [remainder of page intentionally left blank]

   IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BB&T CORPORATION

                                          By:      /s/ John A. Allison, IV
                                             -----------------------------------
                                            Name: John A. Allison, IV
                                            Title: Chairman and Chief
                                            Executive Officer

                                          BANKFIRST CORPORATION

                                          By:         /s/ Fred R. Lawson
                                             -----------------------------------
                                            Name:  Fred R. Lawson
                                            Title: President & CEO

   The undersigned each hereby agrees to comply with the provisions of Section
5.1 of the foregoing Agreement as specifically applicable to him.

         /s/ James L. Clayton
--------------------------------------
           James L. Clayton

          /s/ C. Warren Neel
--------------------------------------
            C. Warren Neel

          /s/ Fred R. Lawson
--------------------------------------
            Fred R. Lawson

      /s/ C. Scott Mayfield, Jr.
--------------------------------------
        C. Scott Mayfield, Jr.

       /s/ Charles E. Ogle, Jr.
--------------------------------------
         Charles E. Ogle, Jr.

        /s/ W. D. Sullins, Jr.
--------------------------------------
          W. D. Sullins, Jr.

        /s/ L. A. Walker, Jr.
--------------------------------------
          L. A. Walker, Jr.

       /s/ Geoffrey A. Wolpert
--------------------------------------
         Geoffrey A. Wolpert

                               ARTICLES OF MERGER
                                       OF
                              BANKFIRST CORPORATION
                                  WITH AND INTO
                                BB&T CORPORATION

   The undersigned corporations, pursuant to Section 48-21-107 of the Tennessee Business Corporation Act ("TBCA") and Section 55-11-05 of the North Carolina Business Corporation Act ("NCBCA"), hereby execute the following Articles of Merger.

                                       ONE

   The merger of BankFirst Corporation, a Tennessee corporation ("BankFirst"), with and into BB&T Corporation, a North Carolina corporation ("BB&T"), shall be in accordance with the Plan of Merger attached hereto as Exhibit I-NC (the "Plan of Merger").

                                       TWO

   The Plan of Merger was submitted to the shareholders of BankFirst by its Board of Directors in accordance with the provisions of Section 48-21-104 of the TBCA and 55-11-03 of the NCBCA and was duly approved in the manner prescribed by
law by the shareholders of BankFirst on the                 day of
             , 200 . The shareholders of BB&T were not required to approve the Plan of Merger.

                                      THREE

   These Articles of Merger shall become effective at 11:59 p.m. on , 2001.

                  [Remainder of Page Intentionally Left Blank]

   The undersigned, each of BB&T and BankFirst, declares the facts herein stated are true as of , 2001.

                                          BB&T CORPORATION

                                          By: _________________________________
                                             Name: ____________________________
                                             Title: ___________________________

                                          BANKFIRST CORPORATION

                                          By: _________________________________
                                             Name: ____________________________
                                             Title: ___________________________

                                                                         ANNEX A

                                 PLAN OF MERGER
                                       OF
                              BANKFIRST CORPORATION
                                  WITH AND INTO
                                BB&T CORPORATION

   Section 1. Corporations Proposing to Merge and Surviving Corporation. BankFirst Corporation, a Tennessee corporation ("BankFirst"), shall be merged (the "Merger") with and into BB&T Corporation, a North Carolina corporation ("BB&T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of August 22, 2000 (the "Agreement"), by and among BankFirst and BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Office of the Secretary of State of North Carolina and with the Secretary of the State of Tennessee. BB&T shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of BankFirst shall cease.

   Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 48-21-108 of the Business Corporation Act of the State of Tennessee (the "TBCA") and in Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

   Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

   Section 4. Conversion of Shares; Payment of Merger Consideration

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of BankFirst or the holders of record of the voting common stock, par value $2.50 per share, of BankFirst ("BankFirst Common Stock"), or of the nonvoting preferred stock, par value $5.00 per share, of BankFirst ("BankFirst Preferred Stock") each share of BankFirst Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of BankFirst Common Stock or BankFirst Preferred Stock (as provided in Section 4(d)), the Merger Consideration.

     (b) Each share of the voting common stock of BB&T, par value $5.00 per share, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share ("BB&T Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of BankFirst Common Stock or BankFirst Preferred Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends (with respect to BankFirst Common Stock) or accrued and unpaid dividends (with respect to BankFirst Preferred Stock). No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of BankFirst Common Stock or BankFirst Preferred Stock. With respect to any certificate for BankFirst Common Stock or Bank First Preferred Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, BankFirst's transfer books shall be closed and no transfer of the shares of BankFirst Common Stock or BankFirst Preferred Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each BankFirst shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of BankFirst Common Stock or BankFirst Preferred Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of Section 4(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration and any declared and unpaid dividends (with respect to BankFirst Common Stock) or accrued and unpaid dividends (with respect to BankFirst Preferred Stock).

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by BankFirst in respect of shares of BankFirst Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time, subject to compliance by BankFirst with Section 5.9(b) of the Agreement. At the time of the Closing and incident thereto, BankFirst shall pay a per share dividend in respect of shares of BankFirst Preferred Stock equal to the product of $.0625 times a fraction, the numerator of which is the number of days following the payment date of the BankFirst Preferred Stock dividend preceding the Closing Date and the denominator of which is 91. Such payment shall constitute the sole right of the holders of the BankFirst Preferred Stock to a dividend with respect to such BankFirst Preferred Stock. To the extent permitted by law, former shareholders of record of BankFirst shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of BankFirst Common Stock or BankFirst Preferred Stock are converted, regardless of whether such holders have exchanged their certificates representing BankFirst Common Stock or BankFirst Preferred Stock for certificates representing BB&T Common Stock in accordance with the provisions of the Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing BankFirst Common Stock or BankFirst Preferred Stock until such holder surrenders such certificate for exchange as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of BankFirst Common Stock or BankFirst Preferred Stock represented by such certificate.

   Section 5. Merger Consideration

   As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest one-hundredth of a share) to be exchanged for each share of BankFirst Common Stock or BankFirst Preferred Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a BankFirst shareholder as provided in Section 4(d), determined as follows:

     (a) The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of BankFirst Common Stock shall be in the ratio of .4554 shares of BB&T Common Stock for each share of BankFirst Common Stock (the "Common Exchange Ratio"); and the number of shares of BB&T Common Stock to be issued for each issued and outstanding share of BankFirst Preferred Stock shall be in the ratio of 1.4060 shares of BB&T Common Stock for each share of BankFirst Preferred Stock (the "Preferred Exchange Ratio").

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported on NYSEnet.com.

   Section 6. Conversion of Stock Options

     (a) At the Effective Time, each option granted under BankFirst's Incentive Stock Option Plan dated October 11, 1995 (the "Stock Option Plan") to acquire shares of BankFirst Common Stock then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable (a "Stock Option"), shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plan, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for BankFirst and the Compensation Committee of BankFirst's Board of Directors administering the Stock Option Plan, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of BankFirst Common Stock subject to such Stock Option immediately prior to the Effective Time by the Common Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Common Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan granting each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and BankFirst shall take all necessary steps to effectuate the foregoing provisions of this Section 6. BB&T has reserved and shall continue to reserve adequate shares, duly registered with the Securities and Exchange Commission, of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent BankFirst shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), BB&T shall administer the Stock Option Plan assumed pursuant to this Section 6 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

   Section 7. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment executed after approval by the BankFirst shareholders of the Agreement and this Plan of Merger shall modify either the amount or the form of the consideration to be provided to holders of BankFirst Common Stock upon consummation of the Merger.